                 FIRST COMMONWEALTH FINANCIAL CORPORATION
               Old Courthouse Square, 22 North Sixth Street
                        Indiana, Pennsylvania 15701


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              April 23, 2001


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania on Monday, April 23, 2001, at 3:00 p.m., local time, for the following purposes:

     1.   To elect six Directors to serve for terms expiring in 2004.

     2. To act on such other matters as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 5, 2001 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 2000, which includes consolidated financial statements of the Corporation, is enclosed.

     YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              By Order of the Board of Directors,



                              /S/David R. Tomb, Jr.
                              Secretary

Indiana, Pennsylvania
March 23, 2001

                 FIRST COMMONWEALTH FINANCIAL CORPORATION
               Old Courthouse Square, 22 North Sixth Street
                        Indiana, Pennsylvania 15701

                              PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS

                              April 23, 2001

                            GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the "Corporation" or "FCFC") in connection with its Annual Meeting of Shareholders to be held on Monday, April 23, 2001, 3:00 p.m., local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the six nominees listed on page 5.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this Proxy Statement will be mailed to shareholders of the Corporation is March 23, 2001. Solicitation of proxies may be made by personal interviews and telephone by management and regularly engaged employees of the Corporation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by the Corporation.

     As of the close of business on March 5, 2001, there were 62,525,412 shares of Common Stock issued and 58,219,810 shares were outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares is outstanding. Only shareholders of record as of the close of business on March 5, 2001 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. The six nominees for directors who receive the highest number of votes cast for the election of directors at the Annual Meeting, present in person or voting by proxy, a quorum being present, will be elected as directors. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all other items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

1

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     The Corporation conducts business through three banking subsidiaries:
(1) First Commonwealth Bank ("FCB") doing business as NBOC Bank ("NBOC"), Deposit Bank ("Deposit"), Cenwest Bank ("Cenwest"), First Bank of Leechburg ("Leechburg"), Peoples Bank ("Peoples"), Central Bank ("Central"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), Unitas Bank ("Unitas"), Reliable Bank ("Reliable"), and First Commonwealth Insurance Agency ("FCIA"), a wholly-owned insurance agency subsidiary of FCB; (2) First Commonwealth Trust Company ("FCTC"); (3) and Southwest Bank ("Southwest"); and through First Commonwealth Professional Resources Inc. ("FCPRI"), a professional services affiliate, and Commonwealth Systems Corporation ("CSC"), a data processing subsidiary. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. FCB, FCTC, and Southwest are herein collectively called the "Subsidiary Banks."

                   COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 5, 2001, was the beneficial owner of more than 5% of the Common Stock, except FCTC as more fully described below. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 8 (the "Summary Compensation Table") and by all directors and executive officers as a group.

                           Amount and nature of        Percent of
   Name                  Beneficial Ownership(1)         Class

E. H. Brubaker                   32,538 (11)                *

Sumner E. Brumbaugh             464,397 (2,3,8,11)          *

Ray T. Charley                  126,068 (11)                *

Edward T. Cote                  210,800 (5,11)              *

David S. Dahlmann                69,233 (3,10,11)           *

Thomas L. Delaney                33,987 (11)                *

Clayton C. Dovey, Jr.            52,268 (11)                *

Ronald C. Geiser                 34,728 (3,11)              *

Johnston A. Glass                173,563 (3,11)             *

Thomas J. Hanford                56,936 (11)                *

H. H. Heilman, Jr.               52,000 (11)                *

David F. Irvin                  132,030 (11)                *

David L. Johnson                 37,087 (2,11)              *

Robert F. Koslow                 66,818 (2,3,11)            *

Dale P. Latimer               1,792,665 (3,5,11)           3.02%

James W. Newill                 464,200 (9,11)              *

Joseph E. O'Dell                277,434 (2,4,11)            *

Joseph W. Proske                 42,663 (2,3,11)            *

John A. Robertshaw, Jr.          55,872 (2,11)              *

Laurie Stern Singer              11,000 (11)                *

Gerard M. Thomchick             192,832 (2,3,4,11)          *
2
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David R. Tomb, Jr.              713,810 (2,3,4,5,6,11)     1.20%

E. James Trimarchi              874,918 (3,4,5,6,7,11)     1.48%

Robert C. Williams              133,877 (3,11)              *

All directors and executive
officers as a group (29 persons)  5,293,982                8.93%
*Less than 1%
()denotes footnotes

 (1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power over the shares indicated for the group.

 (2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 50,000; Mr. Brumbaugh, 264; Mr. Johnson, 2,184; Mr. Koslow, 3,236;
     Mr. O'Dell, 4,927; Mr. Proske, 63,060; Mr. Robertshaw, 6,264;
     Mr. Thomchick, 11,649; Mr. Tomb, 528; and all directors and executive officers as a group, 142,112

 (3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 30,800; Mr. Dahlmann, 8,762; Mr. Geiser, 28,728; Mr. Glass, 24,608;
     Mr. Koslow, 23,401; Mr. Latimer, 49,171; Mr. Proske, 3,200; Mr. Thomchick, 2,469; Mr. Tomb, 63,692; Mr. Trimarchi, 75,736; Mr. Williams, 22,432, and all directors and executive officers as a group, 332,999.

 (4) Includes 52,172 shares held by Atlas Investment Company, of which Messrs. O'Dell, Thomchick, Tomb and Trimarchi are each 25% owners and as to which they share voting and investment power.

 (5) Includes 204,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

 (6) Includes 318,876 shares held by County Wide Real Estate, Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

 (7) Includes 59,304 shares held by family interests of which Mr. Trimarchi exercises sole voting and investment power.

 (8) Includes 220,140 shares held by a family member over which Mr. Brumbaugh has been appointed as power of attorney with respect to voting power only.

 (9) Includes 6,960 shares held by a family member over which Mr. Newill exercises sole voting and investment power.

3
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(10) David S. Dahlmann became a member of the Board of Directors on the occasion of the merger of Southwest National Corporation ("SWNC") into the Corporation in December 1998.

(11) Includes the following stock options vesting within 60 days of the date this Proxy Statement is mailed: Mr. Brubaker, 6,000 shares; Mr. Brumbaugh, 6,000 shares; Mr. Charley, 6,000 shares; Mr. Cote, 6,000 shares; Mr. Dahlmann, 59,265 shares; Mr. Delaney, 4,000 shares; Mr. Dovey, 6,000 shares; Mr. Geiser, 6,000 shares; Mr. Glass, 121,051 shares; Mr. Hanford, 6,000 shares; Mr. Heilman, 6,000 shares; Mr. Irvin, 4,000 shares; Mr. Johnson, 6,000 shares; Mr. Koslow, 6,000 shares; Mr. Latimer, 6,000 shares; Mr. Newill, 6,000 shares; Mr. O'Dell, 189,597 shares; Mr. Proske, 6,000 shares; Mr. Robertshaw, 6,000 shares; Ms. Singer, 6,000 shares; Mr. Thomchick, 6,000 shares; Mr. Tomb, 58,286 shares; Mr. Trimarchi, 131,604 shares; Mr. Williams, 53,582 shares, and all directors and other executive officers as a group, 1,045,935 shares.

     As of February 28, 2001, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held shares of Common Stock in an aggregate amount of
5,416,586   (9.30% of the outstanding shares).  FCTC has either sole or shared voting and investment power on these shares as listed below:

- Total shares on which sole voting power is held:         2,142,666
- Total shares on which voting power is shared:            3,273,920
- Total shares on which sole investment power is held:     1,751,668
- Total shares on which investment power is shared:        3,664,918

     FCTC votes shares over which it has sole voting power. Where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Corporation with copies of all Section 16(a) forms which they file. The Corporation is not aware of any late filings or failures to file in 2000. In making this disclosure, the Corporation has relied solely on written and oral representations of its directors, executive officers and greater than ten percent shareholders and copies of the reports they have filed with the Commission.

                           ELECTION OF DIRECTORS

     Article 10 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than 25. In accordance with the Corporation's By-Laws, the Board of Directors has fixed the number of directors at 24 (three classes of eight directors each). There is currently one vacancy on the Board.

     As of March 5, 2001, each director and nominee for election as a director of the Corporation owned beneficially the number of shares of Common Stock set forth in the table on pp. 2-3. The information in the table and the footnotes thereto are based upon data furnished to the Corporation by, or on behalf of, the persons named or referred to in the table.

     Six of the eight directors whose terms expire in 2001 will be nominated for election to serve for three year terms expiring with the Annual Meeting of Shareholders in 2004. At their request, Directors Thomas L. Delaney and
David F. Irvin will not be standing for election in this class of directors.

4
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     Each Director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors and the names of directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors and who has been nominated for election by the Board, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.


                                     Principal Occupation or
                        Director     Employment; Other
 Name                    Since       Directorships; Age

Nominees for a Term Ending in 2004:

David S. Dahlmann        1998        Vice Chairman of the Corporation;
                                     President and Chief Executive Officer
                                     of Southwest; formerly President and
                                     Chief Executive Officer of SWNC; Director of Southwest and FCPRI; Age 51

Ronald C. Geiser         1985        Retired; formerly President and Director
                                     of Cenwest;  Age 71

David L. Johnson         1984        Retired; formerly Vice President and
                                     Corporate Secretary, Pennsylvania
                                     Manufacturers' Corporation (insurance
                                     holding company); Age 71

Robert F. Koslow         1993        Chairman of the Board of Peoples of W.PA;
                                     Age 65

Joseph W. Proske         1984        Retired; formerly Vice President-
                                     Engineering, Kane Magnetics
                                     International (manufacturer of magnetic
                                     components); Director of CSC; Age 64

E. James Trimarchi       1982        Chairman of the Board of the Corporation;
                                     Director of FCB, FCTC, FCIA, FCPRI,
                                     CSC, CTCLIC, and New Mexico Banquest
                                     Investors Corp ("NMB"); Age 78

Continuing Directors Whose Terms End in 2002:

Sumner E. Brumbaugh      1992        Retired; formerly Chairman of the Board
                                     of Central; President, Brumbaugh
                                     Insurance Group; Age 72

Ray T. Charley           1998        President, Thomi Co. (retail grocers);
                                     Director of Southwest; Age 49

Edward T. Cote           1984        Associate, The Wakefield Group
                                     (Investment Banking); Age 64

Clayton C. Dovey, Jr.    1985        Retired; formerly Chairman of the
                                     Board of Cenwest; Age 76

Johnston A. Glass        1986        Vice Chairman of the Corporation;
                                     President and Chief Executive Officer of
                                     FCB; Formerly President of NBOC;
                                     Director of FCB, FCTC, FCIA, and FCPRI;
                                     Age 51
5

Dale P. Latimer          1984        Chairman of the Board and Chief Executive
                                     Officer, R & L Development Company
                                     (heavy construction); Director of FCB and NMB; Age 70

Joseph E. O'Dell         1994        President and Chief Executive Officer of
                                     the Corporation; formerly President and
                                     Chief Executive Officer of FCB; Director of FCB, FCTC, Southwest, FCIA, FCPRI, and
                                     CSC; Age 55

David R. Tomb, Jr.       1983        Partner, Tomb and Tomb (attorneys-at-
                                     -law); Senior Vice President, Secretary
                                     and Treasurer of the Corporation;
                                     Director of FCB, FCTC, FCIA, FCPRI, CSC, and CTCLIC; Age 69

Continuing Directors Whose Terms End in 2003:

E. H. Brubaker           1984        Retired; formerly Chairman of the Board
                                     of Deposit; Age 70

Thomas J. Hanford        1984        Private Investor, Director of First
                                     Admiralty Bancorp; Age 62

H. H. Heilman, Jr.       1985        Partner, Heilman & McClister (attorneys-
                                     at-law); Age 84

James W. Newill          1998        Certified Public Accountant, formerly
                                     President, J.W. Newill Company (public
                                     accounting); Director of Southwest;
                                     Age 66

John A. Robertshaw, Jr.  1998        Formerly Chairman, Laurel Vending, Inc.
                                     (vending and food service); Director
                                     of Southwest; Age 74

Laurie Stern Singer      1998        President, Allegheny Valley Chamber of
                                     Commerce and President, Allegheny Valley
                                     Development Corporation; Director of
                                     Southwest; Age 49

Robert C. Williams       1994        President of Unitas; Age 57


Board Committees

     During 2000 there were 4 meetings of the Board of Directors of the Corporation. All directors attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

     The Board of Directors of the Corporation has established three standing committees: Executive, Audit, and Executive Compensation. The Board has no standing Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Directors Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Dahlmann, Geiser, Glass, Heilman, Latimer, O'Dell and Robertshaw possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Committee met 4 times in 2000.

     The Audit Committee is comprised of Directors Latimer (Chairman), Cote, and Proske. The committee met seven times in 2000. A report of the Audit Committee follows on page 13.

6
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

     The Executive Compensation Committee is comprised of Directors Cote (Chairman), Johnson and Latimer. The Committee met 4 times in 2000. A report of the Executive Compensation Committee follows on page 9.

     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the date the Corporation's proxy statement is released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 2001 meeting of shareholders, such notification must have been received by the Secretary on or before November 26, 2000). Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.



                         COMPENSATION OF DIRECTORS


     Directors who currently serve in a management capacity at FCFC or serve in an affiliate management capacity are compensated at the rate of $1,000 per quarterly meeting attended. Other directors are compensated at the rate of $1,750 per quarterly meeting attended as well as an annual retainer of $12,000. Committee members receive $1,000 per committee meeting attended. In addition, each member of the board who is not an employee FCFC is eligible to receive options to purchase FCFC stock pursuant to FCFC's Compensatory Stock Option Plan. Such grants are made at the discretion of the Executive Compensation Committee. Past option grants of 2,000 shares each are as follows:

     Option                              Per Share
     Grant Date     Date Exercisable     Strike Price     Expiration Date

     1/12/99            1/12/99            $11.5625           1/11/09
     1/11/00            1/11/00             11.0625           1/11/10
     1/31/01            1/31/01             10.75             1/31/11


                    COMPENSATION OF EXECUTIVE OFFICERS

     The table on page 8 sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

7
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
                        SUMMARY COMPENSATION TABLE
                            Annual Compensation
                                                                  Long-Term
                                                                 Compensation:
                                                                  Securities
Name and                                            All Other     Underlying
Principal Position      Year    Salary1    Bonus2   Compensation3Options/SARs4
Joseph E. O'Dell        2000   $401,838    $70,684    $97,664        39,559
President and Chief     1999    390,250     53,588     85,448        36,746
Executive Officer of    1998    380,000      -0-       46,106        28,086
the Corporation

E. James Trimarchi      2000   $375,315    $65,972    $17,000        26,852
Chairman of the Board   1999    364,499     50,015     17,504        24,942
of the Corporation      1998    355,000      -0-       17,088        19,064

David S. Dahlmann 5     2000   $316,500    $54,900    $78,085        30,725
Vice Chairman of the    1999    305,500       -0-      52,519        28,540
Corporation and
President and Chief
Executive Officer of
Southwest

Johnston A. Glass       2000   $307,500    $50,325    $54,866        29,831
Vice Chairman of the    1999    280,300     35,725     50,767        26,162
Corporation and         1998    256,200      -0-       29,047        18,724
President and Chief
Executive Officer of FCB

Gerard M. Thomchick     2000   $308,000    $46,665    $44,387        27,842
Chief Operating         1999    268,800     31,810     42,455        24,260
Officer of the          1998    231,800      -0-       25,218        16,672
Corporation and President
and Chief Executive Officer
of FCPRI


1 Includes compensation for services on boards and committees of the Corporation and before employee voluntary SERP (deferred compensation) reduction.

2 Performance-based incentive plan bonus paid on preceding year's performance.

3 Includes the matching and automatic contributions by the Corporation to the individual's account in the Corporation's 401(k) Plan, the allocation of shares to the individual's account in the ESOP, the matching and automatic contributions by the Corporation to the individual's account in the Corporation's Supplemental Executive Retirement Plan ("SERP") and the actuarial value of the Corporation's contribution to the split-dollar life insurance policies.

4 Adjusted to reflect a two for one stock split effected in the form of a 100% stock dividend distributed on November 18, 1999.

5 Mr. Dahlmann first became an executive officer of the Corporation in 1999 upon the merger of SWNC into the Corporation.


     The following tables set forth certain information regarding stock options granted in 2000 to the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

8
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

                   STOCK OPTION GRANTS IN FISCAL YEAR 2000

                                                % OF           EXERCISE                               POTENTIAL REALIZED VALUE
                                            TOTAL OPTIONS         OR                                  AT ASSUMED ANNUAL RATES
                              OPTIONS         GRANTED TO      BASE PRICE         EXPIRATION         OF STOCK PRICE APPRECIATION
NAME                          GRANTED         EMPLOYEES       PER SHARE             DATE                  FOR OPTION TERM
                                                                                                         5%              10%
Joseph E. O'Dell      39,559      5.91%      $11.063     Jan 11, 2010   $275,230    $697,488
E. James Trimarchi    26,852      4.01        11.063     Jan 11, 2010    186,822     473,444
David S. Dahlmann     30,725      4.59        11.063     Jan 11, 2010    213,768     541,731
Johnston A. Glass     29,831      4.46        11.063     Jan 11, 2010    207,548     525,968
Gerard M. Thomchick   27,842      4.16        11.063     Jan 11, 2010    193,710     490,899


            AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 2000
                      AND FISCAL YEAR-END OPTION VALUES


                                    NUMBER OF               NUMBER OF
                                   SECURITIES              SECURITIES                 VALUE OF                 VALUE OF
                                   UNDERLYING              UNDERLYING                UNEXERCISED             UNEXERCISED &
                                  UNEXERCISED             UNEXERCISED &            BUT EXERCISABLE           UNEXERCISABLE
                                BUT EXERCISABLE           UNEXERCISABLE             IN-THE-MONEY             IN-THE-MONEY
                                   OPTIONS AT              OPTIONS AT                OPTIONS AT               OPTIONS AT
NAME                            FISCAL YEAR END          FISCAL YEAR END              YEAR END                 YEAR END
Joseph E. O'Dell        189,597             -0-             $198,402            $ -0-
E. James Trimarchi      131,604             -0-              158,941              -0-
David S. Dahlmann        59,265             -0-                -0-                -0-
Johnston A. Glass       121,051             -0-               87,039              -0-
Gerard M. Thomchick     120,628             -0-              127,534              -0-


Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 14 shall not be incorporated by reference into any such filings.


REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

TO:     Board of Directors

     The following is a report by the Executive Compensation Committee of the Board of Directors of First Commonwealth Financial Corporation. The objectives of the report are to provide shareholders with an explanation of the overall executive compensation philosophy, strategies, and specific compensation plans.

EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee is comprised of three (3) non-employee directors selected from the Board of Directors of First Commonwealth Financial Corporation. The Committee met four times in 2000.

     The Committee's goal is to maximize shareholder value by establishing an executive compensation program consisting of sufficient base compensation to positions and to supplement that basic compensation with incentive compensation that puts each executive officer at risk and that provides financial rewards only where the performance level of the Corporation justifies such rewards.

     Throughout 2000, the Committee followed a formal Executive Compensation Program which is illustrated, in part, by the following performed tasks:

     1. Researching peer group compensation activities to ensure both consistency and competitiveness in the composition of the Corporation's executive compensation program.
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     2.  Evaluating current and proposed components of the Corporation's executive compensation program to ensure consistency with its philosophy on executive compensation.

     3. Ensuring that all regulatory requirements pertaining to executive compensation are met.

     4. Refining the executive compensation program on an ongoing basis as a result of the above as well as documenting and administering the Corporation's executive compensation program.

     5. Administering a performance based retainer program for the compensation of non-employee directors, in order to increase shareholder value on both a short and long term basis and to reduce transfer costs between directors and shareholders.

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Committee, nor do they have a vote on any issues addressed by the Committee. Consultants and other independent advisors may also be utilized by the Committee from time to time in a similar manner.

     Each meeting of the Committee is documented in the form of minutes and submitted to the Board of Directors.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     The backbone of the Executive Compensation Program is the Executive Compensation Statement of Principles which has been adopted by the Board of Directors. This Statement of Principles provides guidance to the deliberations of the Executive Compensation Committee and is the basis for its decisions. The Statement of Principles emphasizes the view of the Corporation that base compensation should be established based upon relevant peer group comparisons, that wherever possible tax leverage should be achieved by using plans that are tax advantaged and that compensation should be designed to maximize the incentive of the executive officers to increase the Corporation's long-term performance.

     Consistent with this objective, the Executive Compensation Program is structured to foster decisions and actions which will have a strong positive impact on the Corporation's long-term performance. For this reason, participation in the programs administered by the Executive Compensation Committee is limited to those executives who have the greatest opportunity to affect the achievements of the Corporation's long-term strategic objectives.

     The Executive Compensation Committee has established the following parameters for executive compensation under the 2000 program:

     1. An overall program which is not overly complex and may be readily communicated and easily understood by participants and shareholders.

     2. Base salary that is at the fiftieth to seventy-fifth percentile of the competitive rate for the position as defined by selected peer group information.

     3.  Base salary adjustments which maintain internal equity.

     4. An incentive-based compensation system, in which a cash incentive bonus will be paid if justified on the basis of the Corporation's financial performance for the year.

     5. Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the Corporation.

     6. Use of equity-based compensation through the Corporation's 1995 Compensatory Stock Option Plan to provide a long-term incentive for the executive officers and senior employees of the Corporation to maximize the Corporation's stock price and increase shareholder value.
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     7.  Use of special plans to equalize benefits between the principal executive officers of the Corporation and other officers and employees where, because of dollar limitation or similar restrictions, benefit levels under the Corporation's regular plans are restricted in the amount that can be paid to senior executive officers.

     The Executive Compensation Committee utilized several factors to define an appropriate competitive peer group including the type of company from which executive talent might be recruited, a logical geographical region, the ability to identify and make relevant comparisons of executive officer positions in terms of responsibilities and performance.

     The 2000 peer group was structured utilizing this methodology and philosophy and, in the opinion of the Committee, represents a fair and reasonable standard against which executive pay may be compared.

EXECUTIVE COMPENSATION PROGRAMS

     The primary components of the Corporation's Executive Compensation Program are base salaries, benefits, participation in the Corporation's Stock Option Plan and a cash performance-based incentive plan. Under the latter program a cash incentive bonus will be paid to the executive officers if the increase in primary earnings per share as compared with the previous year is at least eight percent (ten percent in the case of the five highest paid executive officers). This move is consistent with industry and peer group trends regarding greater emphasis being placed on performance which is incentive to the executives to increase the Corporation's financial performance and enhances shareholder value.

     Base salaries are assessed by taking into account the position, responsibilities, and competitive salary data as generally defined by comparable peer group information from similarly sized bank and bank holding companies in the Middle Atlantic and adjacent states. Executive officer compensation was set to correspond within the overall range of the peer group data. Program participants are also eligible to partake in the normal benefit programs available to employees of the Corporation and its affiliates.

     Executive officers are included in the Compensatory Stock Option Plan which was approved by the Board of Directors in 1995 and the shareholders in 1996. An amendment to the Plan was approved by the Board of Directors and the shareholders in 1999 to include outside directors in the Plan and thus reduce the transfer costs between the outside directors and the shareholders. A Plan amendment was again approved by both the Board of Directors in 1999 and the shareholders in 2000 increasing the number of shares underlying the Plan from 2,000,000 to 4,500,000.

     As amended, the Executive Compensation Committee is authorized to grant incentive stock options and non-qualified stock options to key employees of the Corporation and its subsidiaries and to its outside directors. These stock options enable the optionee to purchase the Corporation's common stock at its market price on the day of the grant of the option. To date, five separate grants have been made, one each in 1996 through 2000, inclusive. The chart below sets forth some key information with regard to each such grant (certain of the data with respect to options for outside directors may differ from that shown below):

     YEAR OF GRANT   DATE OF GRANT       VESTING DATE        EXPIRATION DATE

          1996       June 4, 1996        June 3, 1999        June 3, 2006
          1997       February 26, 1997   December 31, 1997   February 25, 2007
          1998       March 2, 1998       December 31, 1998   March 1, 2008
          1999       January 12, 1999    December 31, 1999   January 11, 2009
          2000       January 11, 2000    December 31, 2000   January 11, 2010

     The Committee plans to continue using the granting of such options as a performance-based incentive program that encourages the long-term increase of the Corporation's share price and therefore enhances long-term shareholder value.
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     In addition, executive officers may also participate in the Executive
Officer Loan/Stock Purchase Plan which provides for corporate sponsored loans at market rates primarily for the purchase of the Corporation's common stock.


CHIEF EXECUTIVE OFFICER COMPENSATION

     In 2000, Mr. O'Dell completed his sixth year as President and Chief Executive Officer of the Corporation. He received a base salary of approximately $398,000, with cash incentive compensation of approximately $71,000, which was well within the peer group's range of compensation for this position.

     Mr. O'Dell's leadership has again placed the Corporation in a position to maximize future growth. The establishment of First Commonwealth Professional Resources, Inc., to provide internal operational support to the Corporation's partner banks and other units providing unified services in such areas as personnel, accounting, and budget has been accomplished on schedule and on budget. This will enable the Corporation to eliminate internal redundancy in operations in future years and make the budgetary process more efficient.

     The 1998 merger of the Corporation with SWNC, located in Greensburg, PA, increased the size of the Corporation by almost one-third. This acquisition has been successfully integrated into the operations of the Corporation consistent with the strategic plan and below projected cost. As a result, the Corporation has developed new, highly sophisticated methods of strategic planning enhancing accountability of management units. This new strategic planning, utilizing advanced profit models, segmentation and balanced scorecard measurements, enables managers, including top management, to closely track accountability both vertically and horizontally.

     Mr. O'Dell's technical expertise as a former manager of CSC has enabled him to work very closely with the Chief Information Officer in beginning a major mainframe conversion which will allow advanced feature functionality and eventually provide support for electronic commerce. As a result of this migration, the Corporation's website has been brought in-house with new advanced features that will form the framework for state-of-the-art Internet Banking.

     Under Mr. O'Dell's leadership, the Corporation is now the fifth largest bank holding company in Pennsylvania and has earned a net profit of more than $100 million dollars in the last two years. Its careful risk management strategies have been recognized by the bank examiners.

     In 2000 Mr. O'Dell was an eligible participant in the Corporation's 401(k) Plan and ESOP. As such, he received contributions from the Corporation to both plans in 2000.

2000 OTHER EXECUTIVE COMPENSATION ACTIONS

     In addition to that described above, in 2000 the Executive Compensation Committee made its fifth set of grants under its Stock Option Incentive Plan, including grants to outside directors under an amendment approved by the shareholders in 1999. Executive officers and other key members of management including affiliate and partner bank presidents and the respective senior staffs, were awarded such grants.

Submitted by the Executive Compensation Committee:

Edward T. Cote, Chairman
David L. Johnson
Dale P. Latimer

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REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has adopted a written charter outlining the duties and responsibilities for the Audit Committee, which has been included as Appendix I to this proxy statement. The Audit Committee members are independent as defined in the New York Stock Exchange (NYSE) listing standards.

     The Audit Committee has:

     1. Reviewed and discussed the audited financial statements with management;

     2. Discussed with the independent auditors, Deloitte & Touche LLP ("Deloitte & Touche"), the matters required to be discussed by Statement on Auditing Standards No. 61; and

     3. Received the written disclosures and the letter from the independent auditors, Deloitte & Touche, required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditor's independence.

     Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the last fiscal year for filing with the commission.

Submitted by the Audit Committee

Dale P. Latimer, Chairman
Edward T. Cote
Joseph W. Proske

13

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                        PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the Russell 2000 Index and an Index for Pennsylvania Bank Holding Companies with assets between one and five billion dollars, including F.N.B. Corporation, Fulton Financial Corp., USBANCORP Inc., S&T Bancorp Inc. and Susquehanna Bancshares Inc., for the five years commencing January 1, 1996 and ending December 31, 2000.





                Cumulative Five Year Total Return
       First Commonwealth vs. Russell 2000 and Peer Group


                   12/31/95   12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
Peer Group Index    100.00     119.09    199.07    182.64    154.93    182.00

First Commonwealth
Financial           100.00     110.77    216.11    156.18    159.84    141.28


Russell 2000 Index  100.00     116.49    142.55    138.92    168.45    163.36
































Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1996 and that all dividends were reinvested.

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                EXECUTIVE COMPENSATION COMMITTEE
              INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Directors Cote, Johnson, and Latimer. No member was an officer or employee of the Corporation during 2000 nor has ever been an officer or employee of the Corporation or a subsidiary. Further, during 2000, no executive officer of the Corporation served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of the Corporation.


INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

     David S. Dahlmann serves as Vice Chairman of FCFC and President and CEO of Southwest pursuant to an employment agreement which became effective December 31, 1998. Mr. Dahlmann's agreement is for five (5) years followed by successive one (1) year automatic renewals unless either party gives contrary written notice. In exchange for his services Mr. Dahlmann will receive cash compensation equal to three hundred thousand dollars ($300,000) per year in the form of base pay which is subject to increases as the Employer may deem appropriate. In addition, Mr. Dahlmann is eligible to receive all of the same employee benefits as other employees of the Employer who are at a similar level and classification. As such he is a participant in the Cash Incentive Bonus Plan, Supplemental Executive Retirement Plan, Split-Dollar Life Insurance Plan, Compensatory Stock Option Plan, 401(k), ESOP, and the group health, disability, and life insurance plans. Should the Employer terminate Mr. Dahlmann's employment without cause at any time, or should Mr. Dahlmann terminate his employment for good reason, the Employer shall pay him an amount equal to twelve (12) month's base salary at his then current rate of compensation. In addition, the Employer shall continue to pay its share of Mr. Dahlmann's health insurance premiums for a period of not more than eighteen (18) months. Should the Employer terminate Mr. Dahlmann for just cause he shall have no right to compensation or other benefits for any period after the date of termination. If during the term of the agreement a change in control of the Employer occurs as defined by the agreement, Mr. Dahlmann may terminate his employment for a period of up to (12) months following such a change. He would then be eligible for a severance payment based upon the average aggregate annual compensation for a defined period of time multiplied by three (3). The Employer would assume responsibility for the full cost of the health insurance premium for eighteen (18) months plus provide six (6) months of outplacement assistance with an external provider.

     At the 1996 Annual Meeting, the shareholders approved and ratified the Corporation's Change in Control Agreement Program for the Corporation's executive officers and certain other key employees. Except as described below, all of the agreements are identical in all material respects.

     If, within one year following the occurrence of a change in control, the employer involuntarily terminates the employment of the executive (other than for cause as defined below), substantially reduces the executive's title, responsibilities, power or authority, reduces the executive's base compensation, assigns duties which are inconsistent with previous duties, or undertakes similar actions, a severance benefit equal to one year's base compensation (payable in twelve monthly installments) will thereupon be payable to the former executive. Health insurance and other principal employee benefits will be continued during that one year period. If the former executive enters into competitive employment during the one year period, severance payments will cease. Cause for termination shall arise if the executive commits a felony resulting in, or intended to result in, monetary harm to the Corporation, its customers, or affiliates, or if the executive intentionally fails to perform his duties for 30 consecutive days following written notice from the Corporation that such duties are not being performed.

     The agreement with Mr. O'Dell, the President and Chief Executive Officer of the Corporation, provides for severance payments to be made if the employer involuntarily terminates the employment of the executive (other than for cause as defined above), or undertakes similar action as described above, within three years of a change in control (rather than one year as described above for other agreements). Furthermore, Mr. O'Dell's agreement provides a severance benefit

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

equal to three year's compensation (payable in thirty-six monthly installments) with continuation of health insurance and other principal employee benefits during that period. In addition, Mr. O'Dell may also trigger the payment of severance benefits (in the same amount and under the same conditions described above) by voluntarily terminating employment within one year following a change in control. However, the voluntary termination provision will no longer be available once Mr. O'Dell attains normal retirement age under any of the Corporation's regular retirement plans.

     Separate agreements with Mr. Thomchick, Senior Executive Vice President of the Corporation and Mr. Glass, President and CEO of FCB are identical to Mr. O'Dell's agreement in all material respects except that severance payments are triggered only if the involuntary termination of employment or other triggering event occurs within two years of the change in control and the total severance benefit in his case is equal to two years compensation (payable in twenty-four monthly installments).

     In December 1998, FCB executed an agreement with Mr. Glass who serves as Vice Chairman of FCFC and President and CEO of FCB. The agreement defines the severance package Mr. Glass would receive should his employment be terminated by the Employer for reasons other than for just cause prior to his sixty-third
(63rd) birthday. Should such a termination occur Mr. Glass would receive compensation payments for twenty-four (24) months following his separation. The payments would be based upon the rate of annual compensation he was
receiving at the time of separation.   Mr. Glass would be prohibited from
employment with a competitor, directly or indirectly, in the Employer's market area in the twenty-four (24) months following his termination without just cause. The Employer is obligated to continue to pay its share of the cost of health insurance premiums for Mr. Glass for a period of twenty-four (24) months following his separation. Mr. Glass may also elect to invoke the terms of the agreement by terminating his employment for any reason. The agreement permits the Employer to terminate Mr. Glass for just cause at any time. The agreement does not call for the payment of any compensation or benefit coverage should a just cause termination occur. The agreement does not diminish the rights of Mr. Glass under any other existing agreements, including a change of control agreement.

     During 2000, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation and FCB. Mr. Tomb is a director and executive officer of the Corporation. The fees paid for services during 2000 were $70,000.

16

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                           ACCOUNTANTS

     Deloitte & Touche was selected by the Board of Directors to serve as the Corporation's independent public accountant for its 2000 fiscal year. The Board of Directors has also selected Deloitte & Touche as the Corporation's independent public accountant for the 2001 fiscal year.

     Aggregate fees for the fiscal year ended December 31, 2000, by the Company's principal accounting firm, Deloitte & Touche were:

          Audit Fees                                $250,800

          Financial Information Systems
            Design and Implementation Fees             -0-

          All Other Fees                            $ 44,510 (a)

(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the independent accountant's independence.

     A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.


                          ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 2000 is enclosed with this Proxy Statement.

     A COPY OF THE CORPORATION'S FORM 10-K ANNUAL REPORT FOR 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO: DAVID R. TOMB, JR., SECRETARY/TREASURER, BOX 400, INDIANA, PENNSYLVANIA 15701.


                      SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the Annual Meeting of Shareholders to be held in the year 2002 must be received by the Secretary of the Corporation not later than November 23, 2001 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.

In connection with the 2002 Annual Meeting of Shareholders, if the Corporation does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of the Corporation) on or before February 6, 2002 (45 days prior to mailing date of this year's proxy) then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

17
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                           APPENDIX I

            FIRST COMMONWEALTH FINANCIAL CORPORATION
                INTERNAL AUDIT COMMITTEE CHARTER

AUTHORITY

The Board of Directors of the First Commonwealth Financial Corporation has established a committee of directors to be known as the Audit Committee with its goals and objectives, composition, term of office, duties, and responsibilities as follows:

GOALS AND OBJECTIVES

The Audit Committee's primary goal will be to assist the Board of Directors in fulfilling its statutory and fiduciary responsibilities relating to the corporate accounting, reporting, and management practices of the Holding Company and each of its affiliates. In addition, the Committee will:

1. Oversee and appraise the quality of the audit effort of the Corporation's internal audit function and those of its independent auditors;
2. Maintain, by scheduling regular meetings, open lines of communications among the Board, its internal auditors, and its independent accountants to exchange views and information as well as confirm their respective authority and responsibilities; and
3. Determine the adequacy of the Company's administrative, operating, and internal accounting controls and evaluate adherence.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

COMPOSITION

The Board of Directors of the Corporation shall annually confirm the membership of the Audit Committee, which will be comprised of at least three directors, all of whom will be independent of senior management and operating executives of the Holding Company and any of its subsidiaries and free from any relationships which in the business judgment of the Board of Directors interferes with the Audit Committee Member's exercise of independence from management and the Holding Company. One of the members shall be elected chairperson of the Audit Committee by the Board of Directors. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. One committee member will also have "Accounting or Related Financial Management Expertise" as the Board of Directors interprets such qualifications in its best judgment.

                   DUTIES AND RESPONSIBILITIES

The First Commonwealth Financial Corporation's Audit Committee's primary duties and responsibilities will be as follows:

1. Meet at least four times during the year with an Executive Session held after the meetings, and hold additional meetings as the chairperson shall require;

2. Recommend to the full Board the appointment of the outside auditor. The outside auditor for the Corporation is ultimately accountable to the Board of Directors and Audit Committee of the Corporation. The Audit Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor;

3. Insure that an audit is conducted in compliance with statutory requirements for the Corporation and each affiliate;

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

4.  Review and approve the audit plan of the outside auditor;

5. Obtain the disclosures regarding the auditor's independence required by Independence Standards Board Standard No. 1 and discuss with the auditors the auditor's independence;

6. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

7. Review and approve the audit plan of the internal auditors for the Corporation and each affiliate;

8. Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

9. Determine that no management restrictions are being placed upon either the internal or external auditors;

10. Review the written reports from the internal and outside auditors and monitor management's response and actions to correct any noted deficiencies;

11. Review all regulatory examinations submitted to the Corporation and affiliates and management's response thereto;

12. Require periodic updates from management, the outside auditors, and internal auditors on any significant proposed regulatory, accounting, or reporting issues to assess the potential impact upon the Corporation's financial reporting process;

13. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management of significant issues regarding accounting principles, practices, and judgments; and with the independent auditors concerning certain matters as required by SAS 61. Based upon the results of this review a report should be submitted to the full Board. This report should include the following statement: "based on the review of audit findings and discussions with management and the independent accountants, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Commission";

14. Identify and direct any special projects or investigations deemed necessary;

15. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities; and

16. Review and reassess the adequacy of the Audit Committee's Charter on an annual basis. Submit the Charter to the Board of Directors for approval.

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APPENDIX II
(PROXY CARD)












                  (This Section Intentionally Blank)











                  Detach Proxy Card Here
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

1. Election of the following   FOR all     WITHHOLD AUTHORITY*EXCEPTIONS
   nominees as Directors to    nominees    to vote for all
   serve for terms ending      listed      nominees listed
   in 2004                     below       below

Nominees: David S. Dahlmann, Ronald C. Geiser, David L. Johnson, Robert F. Koslow, Joseph W. Proske, and E. James Trimarchi

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions


    FOR                  AGAINST                  ABSTAIN

                                          Change of Address
                                          and or Comments
                                          Comments Mark Here

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date:________________________________________, 2001

_____________________________________________ (Seal)
                Signature
_____________________________________________ (Seal)
         Signature if held jointly

Please Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope
                                         Votes must be indicated   x
                                         (x) in Black or Blue ink.

            FIRST COMMONWEALTH FINANCIAL CORPORATION
         Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 23, 2001

The Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at 654 Philadelphia Street, Indiana, PA on Monday, April 23, 2001 at 3:00 p.m., local time, for the following purposes:

     1. To elect six Directors to serve for terms expiring in 2004.

     2. To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial Corporation of record at the close of business on March 5, 2001, will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


            FIRST COMMONWEALTH FINANCIAL CORPORATION
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2001

 This Proxy is Solicited on Behalf of the Board of Directors of
            First Commonwealth Financial Corporation

     The undersigned shareholder of First Commonwealth Financial Corporation ("the Corporation") hereby appoints Joyce Graham, John E. Walker, and Norman
J. Montgomery, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation which the undersigned would be entitled to vote if personally present on the following matters and such other matters as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

     The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.


     (Continued, and to be signed and dated on the reverse side.)

                         FIRST COMMONWEALTH FINANCIAL CORPORATION
                         P.O. BOX 11253
                         NEW YORK, NY  10203-0253



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